Exhibit 1.1

FIRST AMENDMENT TO
DEALER MANAGER AGREEMENT

THIS FIRST AMENDMENT TO THAT CERTAIN DEALER MANAGER AGREEMENT, dated February 16, 2017 (this “Amendment”) is entered into by and among DEUTSCHE AM DISTRIBUTORS, INC. (the “Dealer Manager”), RREEF PROPERTY TRUST, INC. (the “Company”), and RREEF PROPERTY OPERATING PARTNERSHIP, LP, (the “Operating Partnership”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement (as defined below) as amended hereby.

RECITALS

WHEREAS, the Dealer Manager, the Company and the Operating Partnership entered into that certain Dealer Manager Agreement, dated July 1, 2016 (the “Agreement”); and

WHEREAS, in accordance with Section 12 of the Agreement, the Dealer Manager, the Company and the Operating Partnership desire to amend the Agreement on the terms and conditions set forth herein.
AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree that the Agreement shall be amended as follows:

1.Amendment to Section 5.2(b) of the Agreement. Section 5.2(b) to the Agreement is superseded and replaced in its entirety as follows:

“Distribution Fee. The Company will pay to the Dealer Manager a distribution fee with respect to the outstanding Class A Shares sold in each Offering that accrues daily equal to 1/365th of 0.50% of the Company’s NAV allocable to the outstanding Class A Shares each day (the “Class A Distribution Fee”).

The Company will pay to the Dealer Manager a distribution fee with respect to the outstanding Class T Shares sold in each Offering that accrues daily equal to 1/365th of 1.00% of the Company’s NAV allocable to the outstanding Class T Shares each day (the “Class T Distribution Fee” and, together with the Class A Distribution Fee, the “Distribution Fees”).

The Company will pay the Distribution Fees to the Dealer Manager on a monthly basis in arrears. The Dealer Manager may reallow the Distribution Fees to Participating Broker-Dealers as marketing fees or to defray other distribution-related expenses. Such reallowance, if any, shall be determined by the Dealer Manager in its sole discretion based on factors including, but not limited to, the level of services that each such broker-dealer performs, including ministerial, record-keeping, sub-accounting, stockholder services and other administrative services in connection with the distribution of the Class A Shares and the Class T Shares. The Dealer Manager’s reallowance of Distribution Fees to a particular Participating Broker-Dealer shall be described in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

The Company’s obligations to pay the Class A Distribution Fee to the Dealer Manager will survive until the earliest to occur of (i) a listing of the Class A Shares on a national securities exchange, (ii) the

Class A Shares to which such Class A Distribution Fee applies no longer being outstanding, as a result of, without limitation, upon their redemption or other repurchase by the Company, upon the Company’s dissolution or upon a merger or extraordinary transaction to which the Company is a party pursuant to which the shares of Common Stock are exchanged for cash or other securities, (iii) as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, the date at which total underwriting compensation (as defined in accordance with applicable FINRA Rules) paid with respect to each Offering equals 10% of the gross proceeds from the sale of Primary Shares but only with respect to Offered Shares sold in such Offering or (iv) the termination of this Agreement.

The Company’s obligations to pay the Class T Distribution Fee to the Dealer Manager will survive until the earliest to occur of (i) a listing of the Class T Shares on a national securities exchange, (ii) the Class T Shares to which such Class T Distribution Fee applies no longer being outstanding, as a result of, without limitation, upon their redemption or other repurchase by the Company, upon the Company’s dissolution or upon a merger or extraordinary transaction to which the Company is a party pursuant to which the shares of Common Stock are exchanged for cash or other securities, (iii) as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, the date at which total underwriting compensation (as defined in accordance with applicable FINRA rules) paid with respect to each Offering equals 10% of the gross proceeds from the sale of Primary Shares but only with respect to Offered Shares sold in such Offering, (iv) with respect to the Class T Shares held in a particular stockholder account, at the end of the month in which total underwriting compensation paid to Participating Broker-Dealers and the Dealer Manager with respect to all Class T Shares in the stockholder account is equal to (1) the total gross offering price of all the Class T Shares purchased over time for such account that are Primary Shares times (2) either (x) 8.5% or (y) a lower percentage, provided that, in the case of a lower percentage (A) the agreement between the Dealer Manager and the applicable Participating Broker-Dealer in effect at the time that Class T Shares were first issued to such account sets forth the lower percentage and (B) the Company’s transfer agent is advised of the lower percentage in writing by the Dealer Manager, or (v) the termination of this Agreement. The limits set forth in the preceding sentence shall be tracked by the Company and the Company shall provide monthly reporting on such tracking to the Dealer Manager. Primary Shares, for these purposes, has the definition provided in the Agreement, and, as provided in the Agreement, means all Common Stock sold by the Company in an Offering (as defined in the Agreement) other than shares offered and sold pursuant to the DRIP.”

2.Amendment to Section 5.2(c) of the Agreement. Section 5.2(c) to the Agreement is superseded and replaced in its entirety as follows:

“Dealer Manager Fee. The Company will pay to the Dealer Manager a dealer manager fee that accrues daily equal to 1/365th of 0.55% of the Company’s NAV for the Company’s outstanding Class A Shares and Class I Shares sold in each Offering for such day (the “Dealer Manager Fee”). The Dealer Manager may reallow a portion of the Dealer Manager Fee to Participating Broker-Dealers. The Dealer Manager’s reallowance of Dealer Manager Fees to a particular Participating Broker-Dealer shall be as set forth in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

The Company will pay the Dealer Manager Fee to the Dealer Manager on a monthly basis in arrears. The Company’s obligations to pay the Dealer Manager Fee to the Dealer Manager with respect to the Class A or Class I Shares will survive until the earliest to occur of (i) a listing of the Class A or Class I Shares on a national securities exchange, (ii) the Class A or Class I Shares to which such Dealer Manager Fee applies no longer being outstanding, as a result of, without limitation, upon their redemption or other repurchase by the Company, upon the Company’s dissolution or upon a merger or extraordinary transaction to which the Company is a party pursuant to which the shares of Common Stock are exchanged for cash or other securities, (iii) as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, the date at which total underwriting compensation (as defined in accordance with applicable FINRA rules) paid with respect to each Offering equals 10% of the gross proceeds from the sale of Primary Shares but only with respect to Offered Shares sold in such Offering or (iv) the termination of this Agreement.

The Company will pay to the Dealer Manager a dealer manager fee in the amount of 2.50% of the NAV per Class T Share of each Class T Primary Share sold in each Offering (the “Class T Dealer Manager Fee”). The Class T Dealer Manager Fee payable to the Dealer Manager will be paid substantially concurrently with, but in no event more than ten (10) days after, the execution by the Company of orders submitted by purchasers of Class T Shares and all or a portion of which may be reallowed by the Dealer Manager to Participating Broker-Dealers. The Dealer Manager’s reallowance of Dealer Manager Fees to a particular Participating Broker-Dealer shall be as set forth in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.”

3.Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

4.Entire Agreement. This Amendment, together with the Agreement, represents the entire agreement related to the transactions contemplated hereby and thereby, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged herein.

5.Governing Law. This Amendment will be interpreted and enforced in accordance with, and governed exclusively by, the laws of the State of New York, excluding the conflicts of law provisions thereof.

6.Counterparts; Signature. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Facsimile and .pdf transmissions of the signature of this Amendment may be relied upon, and shall have the same force and effect, as the original of such signature.

[SIGNATURE PAGES FOLLOW IMMEDIATELY HEREAFTER]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

RREEF PROPERTY TRUST, INC.

By:	/s/ James N. Carbone
Name: James N. Carbone Title: Chief Executive Officer

By:	/s/ Julianna S. Ingersoll
Name: Julianna S. Ingersoll Title: Chief Operating Officer

RREEF PROPERTY OPERATING PARTNERSHIP, LP

By:	RREEF PROPERTY TRUST, INC., its General Partner

By:	/s/ James N. Carbone
Name: James N. Carbone Title: Chief Executive Officer

By:	/s/ Julianna S. Ingersoll
Name: Julianna S. Ingersoll Title: Chief Operating Officer

DEUTSCHE AM DISTRIBUTORS, INC.

By:	/s/ JJ Wilczewski
Name: JJ Wilczewski
Title: President and Chief Executive Officer

By:	/s/ Robert Kendall
Name: Robert Kendall
Title: Managing Director

[Signature Page to First Amendment to Dealer Manager Agreement]